Exhibit 4.1
NRG ENERGY, INC.
CERTIFICATE OF DESIGNATIONS
establishing the
Voting Powers, Designations, Preferences, Limitations,
Restrictions and Relative Rights of
5.750% Mandatory Convertible Preferred Stock

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

          NRG ENERGY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Issuer”), does hereby certify that (i) pursuant to authority conferred upon the Board of Directors of the Issuer by its Amended and Restated Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors authorized the creation and issuance of the Issuer’s 5.750% Mandatory Convertible Preferred Stock (the “Preferred Stock”), and (ii) the following resolution fixing the designations, preferences and rights of such Preferred Stock, which was duly adopted by the Board of Directors, on January 25, 2006, remains in full force and effect. Certain capitalized terms used herein are defined in Section 19.
          NOW THEREFORE IT IS RESOLVED, that pursuant to Section 151 of the General Corporation Law of Delaware and the authority expressly granted to and vested in the Board of the Issuer by the provisions of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Issuer, the Board hereby creates a series of Preferred Stock, par value $0.01 per share, to consist initially of 2,300,000 shares, with the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions as set forth in this Certificate of Designations:
1. Designation and Number of Shares.
          1.1 The series will be known as the “5.750% Mandatory Convertible Preferred Stock.”
          1.2 The Preferred Stock will be a series consisting of 2,300,000 shares with a Liquidation Preference of $250 per share of the authorized but unissued preferred stock of the Issuer.
2. Dividends.
          2.1 Dividends on the Preferred Stock will be payable quarterly in arrears in cash when, as and if declared by the Board, or a duly authorized committee thereof, when the Issuer is legally permitted to do so, on each Dividend Payment Date, at the annual rate of $14.375 per share, subject to adjustment as provided for in Section 14.6. The initial dividend on the Preferred Stock for the first Dividend Period, commencing on the date of first issuance of the Preferred Stock (assuming a date of first issuance of February 2, 2006), to but excluding March 15, 2006, will be $1.7170 per share, and when, as and if declared, will be payable on March 15, 2006; provided that the Issuer is legally permitted to pay such dividends at such time. The dividend for each subsequent Dividend Period on the Preferred Stock, when, as and if declared, will be $3.59375 per share, subject to adjustment as provided for in Section 14.6. Dividends payable, when, as and if declared, on a Dividend Payment Date will be payable to Record Holders for the applicable Dividend Payment Date, except as otherwise provided in Section 6.1.
          2.2 The amount of dividends payable on each share of Preferred Stock for each Dividend Period will be computed as specified above. The amount of dividends payable for any other period that is shorter or longer than a full Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Preferred Stock shall accrue and cumulate if the Issuer fails to declare one or more dividends on the Preferred Stock in any amount, whether or not the Issuer is then legally permitted to pay such dividends.
          2.3 No interest or sum of money in lieu of interest shall be payable in respect of any dividend not paid on a Dividend Payment Date or any other late payment. The Issuer will also not be obligated to pay Holders of the Preferred Stock any dividend in excess of the full dividends on the Preferred Stock that are payable as described above.
          2.4 Dividends in arrears on the Preferred Stock not declared for payment or not paid on any Dividend Payment Date may later be declared by the Board, or a duly authorized committee thereof, and paid on any date fixed by the Board, or a duly authorized committee thereof, whether or not a Dividend Payment Date, to the Record Holders as they appear on the stock register of the Issuer on a record date selected by the Board, or a duly authorized committee thereof, which shall (i) not precede the date the Board, or an authorized committee thereof, declares the dividend payable and (ii) not be more than 60 days prior to the date the dividend is paid.
3. Payment Restrictions
          3.1 For so long as any Preferred Stock is outstanding, unless all accrued, cumulated and unpaid dividends on the Preferred Stock for all prior Dividend Periods have been paid, the Issuer may not:
               (a) declare, pay or set apart funds for the payment of any dividend, or make any distribution of assets, on any Junior Securities or Parity Securities;
               (b) redeem, purchase or otherwise acquire for consideration any Junior Securities or pay or make any monies available for a sinking fund for Junior Securities; or
               (c) redeem, purchase or otherwise acquire for consideration any Parity Securities or pay or make any monies available for a sinking fund for Parity Securities; provided that the Issuer may redeem, purchase or otherwise acquire Parity Securities pursuant to a purchase offer or exchange offer made on similar terms to all holders of the Preferred Stock and such other Parity Securities.
4. Ranking.
          4.1 The Preferred Stock will rank, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer:
               (a) senior to all classes of Common Stock and each other class of Capital Stock or series of preferred stock issued by the Issuer, the terms of which expressly provide that such class or series will rank junior to the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer (collectively, with the Common Stock, referred to as the “Junior Securities”);
               (b) on a parity with the Issuer’s 4% Convertible Perpetual Preferred Stock, the Issuer’s 3.625% Convertible Perpetual Preferred Stock, and any class or series of the capital stock issued by the Issuer, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer (collectively, with the Issuer’s 4% Convertible Perpetual Preferred Stock and 3.625% Convertible Perpetual Preferred Stock, referred to as “Parity Securities”); and
               (c) junior to each class of capital stock of the Issuer other than (i) the Common Stock, (ii) any other class or series of capital stock, the terms of which expressly provide that such class or series will rank junior to the Preferred Stock and (iii) any other class or series of capital stock of the Issuer that has terms that provide that such class or series will rank on a parity with the Preferred Stock, as to dividend distributions and distributions upon liquidation, winding up or dissolution of the Issuer (collectively referred to as “Senior Securities”);
in each case, whether now outstanding or to be issued in the future.
5. Voting Rights.
          5.1 General. Except as otherwise required by law, the Certificate of Incorporation or as set forth in this Section 5, Holders of the Preferred Stock are not entitled to any voting rights and their consent shall not be required for the taking of any corporate action.
          5.2 Amendments to Preferred Stock Terms. So long as any shares of Preferred Stock are outstanding, the Issuer will not, without the consent of the Holders of at least two-thirds of the shares of Preferred Stock then outstanding, voting as a class with all other series of preferred stock upon which like voting rights have granted, given in person or by proxy either at an annual meeting or at a special meeting called for that purpose, amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any of the provisions of the Certificate of Incorporation so as to affect adversely the rights, preferences or voting powers of the Holders of the Preferred Stock or otherwise; provided that any amendment of the provisions of the Certificate of Incorporation so as to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or Junior Securities shall be deemed not to affect adversely the rights, preferences or voting powers of the Holders of the Preferred Stock. Notwithstanding anything in this Section 5 to the contrary, any amendment, alteration or repeal of any of the provisions of the Issuer’s Certificate of Incorporation occurring in connection with any merger or consolidation of the Issuer of the type described in Section 14.5(a) or any statutory exchange of securities of the Issuer with another Person (other than in connection with a merger or acquisition) of the type described in Section 14.5(d) shall be deemed not to adversely affect the rights, preferences or voting power of the Holders of the Preferred Stock.
          5.3 Preferred Stock Directors.
               (a) If, at any time, dividends on the then outstanding shares of Preferred Stock or any other class or series of Parity Securities with respect to payment of dividends in an amount equivalent to six quarterly dividends, whether or not consecutive, shall not have been:
(i)	paid, or

(ii)	(A) declared and (B) a sum sufficient for the payment thereof set aside, the Holders, voting separately as a single class with holders of Parity Securities that contain similar voting rights which are then exercisable (shares of such Parity Securities, together with shares of Preferred Stock, the “Preferred Shares”), and not any holders of Common Stock or any other class or series of the Issuer’s capital stock, shall be entitled to increase the authorized number of directors on the Board by two and elect such two directors (the “Preferred Stock Directors”) at the next annual or special meeting of the shareholders.
               (b) At any such annual or special meeting of the shareholders, or any adjournment thereof, if the holders of at least a majority of the Preferred Shares then outstanding shall be present or represented by proxy, then:
(i)	by vote of the holders of at least a majority of the Preferred Shares, voting as a class, then present or so represented, the authorized number of directors of the Issuer shall be increased by two, and

(ii)	at such meeting the holders of the Preferred Shares, voting as a class, shall be entitled to elect the Preferred Stock Directors by vote of the holders of at least a majority of the Preferred Shares then present or so represented.
               (c) Such right of the holders of the Preferred Shares to elect the Preferred Stock Directors may be exercised until all dividends in default on such Preferred Shares shall have been (i) paid in full or (ii)(A) declared and (B) a sum sufficient for the payment thereof set aside. When so paid or provided for, (i) the right of the holders of Preferred Shares to elect the Preferred Stock Directors shall cease, (ii) the terms of all of the Preferred Stock Directors shall terminate, and (iii) the authorized number of directors of the Issuer shall be reduced accordingly. Not later than 40 days after such entitlement arises, the Board will convene a special meeting of shareholders for the above purpose. If the Board fails to convene such meeting within such 40-day period, the holders of 10% of the outstanding Preferred Shares, considered as a single class, will be entitled to convene such meeting to elect the Preferred Stock Directors. Any director who shall have been elected by the holders of Preferred Shares as a class pursuant to this Section 5 may be removed at any time, either for or without cause by, and only by, the affirmative vote of the Record Holders of a majority of the outstanding Preferred Shares given at a special meeting of such shareholders called for such purpose by the Issuer or at the annual meeting of shareholders, and any vacancy created by such removal may also be filled at such meeting. Any vacancy caused by the death or resignation of a director who shall have been elected by the holders of Preferred Shares as a class pursuant to this Section 5 may be filled only by the holders of outstanding Preferred Shares at a meeting called for such purpose by the Issuer. The provisions of the Certificate of Incorporation and By-laws of the Issuer relating to the convening and conduct of special meetings of shareholders and the nomination of directors will apply with respect to any special meeting of the holders of Preferred Shares; provided that the notice of the nomination need only be delivered to the Secretary of the Issuer not more than 10 days after the Issuer (or the holders of 10% of the outstanding Preferred Shares, if applicable)

has notified the holders of Preferred Shares of the date of the special meeting to elect the initial Preferred Stock Directors.
          5.4 Protective Provisions. So long as any of the Preferred Stock is outstanding, the Issuer will not, without the approval of the Holders of at least two-thirds of the shares of Preferred Stock then outstanding and any class or series of Parity Securities then outstanding that contain like voting rights that are then exercisable, voting together as a single class, given in person or by proxy either at an annual meeting or at a special meeting called for that purpose or otherwise:
               (a) reclassify any of the Issuer’s authorized shares into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares, ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Issuer; or
               (b) issue or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class or series ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Issuer; provided that the Issuer may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of capital stock ranking on a parity with or junior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Issuer without the vote of the Holders of the Preferred Stock.
          5.5 Votes Per Share. In exercising the voting rights set forth in this Section 5, each share of Preferred Stock shall have one vote per share. In any case where the Holders of the Preferred Stock are entitled to vote as a class with holders of Parity Securities or other classes or series of Preferred Shares, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.
6. Liquidation, Dissolution or Winding Up.
          6.1 General. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Issuer, subject to the rights of holders of any shares of capital stock of the Issuer then outstanding ranking senior to or pari passu with the Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Issuer and before any amount shall be paid or distributed with respect to holders of any shares of capital stock of the Issuer then outstanding ranking junior to the Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Issuer, the Holders of the Preferred Stock at the time outstanding will be entitled to receive, out of the net assets of the Issuer legally available for distribution to shareholders, a liquidating distribution in the amount of $250 per share, subject to adjustment as provided for in Section 14.6, plus an amount equal to the sum of all accrued, cumulated and unpaid dividends, whether or not declared, for the portion of the then-current Dividend Period until the payment date and all prior Dividend Periods and such Holders shall be deemed to be the Record Holders for such Dividend Periods or portions thereof. After the payment to the Holders of the Preferred Stock of the full amounts provided for in this Section

6.1, the Holders of the Preferred Stock will have no right or claim to any of the Issuer’s remaining assets.
          6.2 Liquidation, Dissolution Or Winding Up. For the purpose of this Section 6, none of the following shall constitute or be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Issuer:
               (a) the voluntary sale, conveyance, exchange or transfer for cash shares of stock, securities or other consideration of all or substantially all of the Issuer’s property or assets;
               (b) the consolidation, merger or amalgamation of the Issuer with or into any other Person; or
               (c) the consolidation, merger or amalgamation of any other Person with or into the Issuer.
          6.3 Distributions. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Issuer, the amounts payable with respect to the Preferred Stock then outstanding are not paid in full as provided in Section 6.1 hereof, no distribution shall be made on account of any securities ranking pari passu with the Preferred Stock as to the distribution of assets upon such liquidation, dissolution or winding up, unless a pro rata distribution is made on the Preferred Stock. The Holders of the Preferred Stock then outstanding and the holders of any such securities then outstanding shall share ratably in any distribution of assets upon such liquidation, dissolution or winding up. The amount allocable to each series of such securities then outstanding will be based on the proportion of their full respective liquidation preference (including all accumulated and unpaid dividends) to the aggregate liquidation preference (including all accumulated and unpaid dividends) of the outstanding shares of each such series.
          6.4 Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Issuer, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty calendar days prior to any payment date stated therein, to the Holders of Preferred Stock, at the address shown on the books of the Issuer or the Transfer Agent; provided, however, that a failure to give notice as provided above or any defect therein shall not affect the Issuer’s ability to consummate a voluntary or involuntary liquidation, dissolution or winding up of the Issuer.
7. Mandatory Conversion on the Mandatory Conversion Date.
          7.1 Each share of Preferred Stock will automatically convert (unless previously converted at the option of the Holder in accordance with Section 8 or 10 hereof or converted at the option of the Issuer pursuant to Section 9 hereof) on the Mandatory Conversion Date, into a number of shares of Common Stock equal to the Conversion Rate.
          7.2 The “Conversion Rate” shall be as follows:

               (a) if the Applicable Market Value of the Common Stock is equal to or greater than $60.45 (the “Threshold Appreciation Price”), then the Conversion Rate shall be equal to 4.1356 shares of Common Stock per share of Preferred Stock (the “Minimum Conversion Rate”);
               (b) if the Applicable Market Value of the Common Stock is less than the Threshold Appreciation Price, but greater than $48.75 (the “Initial Price”), then the Conversion Rate shall be equal to $250 divided by the Applicable Market Value of the Common Stock; and
               (c) if the Applicable Market Value of the Common Stock is less than or equal to the Initial Price, then the Conversion Rate shall be equal to 5.1282 shares of Common Stock per share of Preferred Stock (the “Maximum Conversion Rate”).
The Minimum Conversion Rate, the Maximum Conversion Rate, the Threshold Appreciation Price and the Initial Price are each subject to adjustment in accordance with the provisions of Section 14 hereof.
          7.3 The Holders of Preferred Stock on the Mandatory Conversion Date shall have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends on the Preferred Stock, whether or not declared prior to that date, for the then current Dividend Period until the Mandatory Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Preferred Stock payable to Record Holders as of a prior date); provided that the Issuer is legally permitted to pay such dividends at such time.
8. Early Conversion at the Option of the Holder.
          8.1 Conversion at the Option of the Holder. Shares of the Preferred Stock are convertible, in whole or in part, at the option of the Holder thereof (“Early Conversion”), at any time prior to the Mandatory Conversion Date, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment as set forth in Section 14 hereof.
          8.2 Conversion Notice. Any written notice of conversion pursuant to Section 8 hereof shall be duly executed by the Holder, and specify:
               (a) the number of shares of Preferred Stock to be converted;
               (b) the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered and whether such shares of Common Stock are to be issued in book-entry or certificated form (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);
               (c) if certificates are to be issued, the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion; and
               (d) any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

          If specified by the Holder in the notice of conversion that shares of Common Stock issuable upon conversion of the Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Preferred Stock being converted, the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.
               (e) Issuance of Shares of Common Stock. Upon receipt by the Transfer Agent of a completed and duly executed notice of conversion as set forth in Section 8.2 and upon surrender of a certificate representing share(s) of Preferred Stock to be converted (if held in certificated form), together with evidence of payment of transfer or other taxes, if applicable, the Issuer shall, within three Business Days or as soon as practicable thereafter, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the notice of conversion. If a Holder elects to hold its shares of Common Stock issuable upon conversion of the Preferred Stock in certificated form, the Issuer shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the written notice of conversion, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Preferred Stock, only part of which are to be converted, the Issuer shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Preferred Stock that shall not have been converted.
               (f) Effective Date of Issuance. The issuance by the Issuer of shares of Common Stock upon a conversion of shares of Preferred Stock in accordance with the terms hereof shall be deemed effective immediately prior to the close of business on the day of receipt by the Transfer Agent of the notice of conversion and other documents, if any, set forth in Section 8.2, and the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Issuer (or accompanied by duly executed stock powers relating thereto).
               (g) Rights to Accrued Dividends. A Holder of a share of Preferred Stock on the Early Conversion Date with respect to such share shall have the right to receive all accrued, cumulated and unpaid dividends, whether or not declared, for the portion of the then-current Dividend Period until the Early Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Preferred Stock payable to Record Holders as of a prior date); provided that the Issuer is then legally permitted to pay such dividends. Except as described above, upon any optional conversion of the Preferred Stock, the Issuer will make no payment or allowance for unpaid dividends on the Preferred Stock.
9. Provisional Conversion.
          9.1 Conversion by the Issuer. Prior to the Mandatory Conversion Date, if the Closing Price of the Common Stock has exceeded 150% of the Threshold Appreciation Price for at least 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading

Day prior to the date (the “Provisional Conversion Notice Date”) on which the Issuer notifies the Holders (pursuant to Section 9.2 below) that it is exercising its option to cause the conversion of the Preferred Stock pursuant to this Section 9, the Issuer may, at its option, cause the conversion of all, but not less than all, the shares of Preferred Stock then outstanding into shares of Common Stock at the Minimum Conversion Rate for each share of Preferred Stock, subject to adjustment as set forth in Section 14. The Issuer shall be able to cause this conversion only if, in addition to issuing the Holders shares of Common Stock, the Issuer is then legally permitted to, and does, pay the Holders in cash (i) an amount equal to any accrued, cumulated and unpaid dividends on the shares of Preferred Stock then outstanding, whether or not declared (other than previously declared dividends on the Preferred Stock payable to Record Holders as of a prior date), plus (ii) the present value of all remaining future dividend payments on the shares of Preferred Stock then outstanding through and including the Mandatory Conversion Date. The present value of the remaining future dividend payments will be computed using a discount rate equal to the Treasury Yield.
          9.2 Provisional Conversion Notice. A written notice (the “Provisional Conversion Notice”) shall be sent by or on behalf of the Issuer, by first-class mail, postage prepaid, to the Record Holders as they appear on the stock register of the Issuer on the Provisional Conversion Notice Date (i) notifying such Holders of the election of the Issuer to convert and of the Provisional Conversion Date (as defined below), which date shall not be less than 30 days nor be more than 60 days after the Provisional Conversion Notice Date, and (ii) stating the Corporate Trust Office of the Transfer Agent at which the shares of Preferred Stock called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and the Minimum Conversion Rate to be applied thereto. The Issuer shall also issue a press release containing such information and publish such information on its website on the World Wide Web; provided that failure to issue such press release or publish such information on the Issuer’s website shall not act to prevent or delay conversion pursuant to this Section 9.
          9.3 Mechanics of Conversion. The Issuer shall deliver to the Transfer Agent written instructions authorizing the Transfer Agent, on behalf and at the expense of the Issuer, to cause the Provisional Conversion Notice to be duly mailed as soon as practicable after receipt of such instructions from the Issuer and in accordance with the above provisions. The shares of Common Stock to be issued upon conversion of the Preferred Stock pursuant to this Section 9 and all funds necessary for the payment in cash of (i) an amount equal to any accrued, cumulated and unpaid dividends on the shares of Preferred Stock then outstanding, whether or not declared (other than previously declared dividends on the Preferred Stock payable to Record Holders as of a prior date), plus (ii) the present value of all remaining future dividend payments on the shares of Preferred Stock then outstanding through and including the Mandatory Conversion Date, shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Provisional Conversion Date, for the pro rata benefit of the Record Holders as they appear on the stock register of the Issuer, so as to be and continue to be available therefor. Neither failure to mail such Provisional Conversion Notice to one or more such Holders nor any defect in such Provisional Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other Holders.

          9.4 Rights of Holders. If a Provisional Conversion Notice shall have been given as hereinbefore provided, then each Holder shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this Certificate of Designations until and including the Provisional Conversion Date. From and after the Provisional Conversion Date, upon delivery by the Issuer of the Common Stock and payment of the funds to the Transfer Agent as described in Section 9.3 above, the Preferred Stock shall no longer be deemed to be outstanding, and all rights of such Holders shall cease and terminate, except the right of the Holders, upon surrender of certificates therefor, to receive Common Stock and any amounts to be paid hereunder.
          9.5 Deposit With Transfer Agent. The deposit of monies in trust with the Transfer Agent up to the amount necessary for the Provisional Conversion shall be irrevocable except that the Issuer shall be entitled to receive from the Transfer Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders of the shares converted shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Issuer and unclaimed by the Holders entitled thereto at the expiration of two years from the Provisional Conversion Date shall be repaid, together with any interest or other earnings thereon, to the Issuer, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Issuer shall look only to the Issuer for such payment without interest.
10. Conversion Upon Cash Acquisition.
          10.1 Cash Acquisition Conversion. Subject to Section 10.8 below, in the event of a Cash Acquisition, the Holders of the Preferred Stock shall have the right to convert their shares of Preferred Stock during a period that begins on a date that is 15 days prior to the anticipated effective time of such acquisition and ending on a date that is 15 days after the actual effective date, which period must end prior to the Mandatory Conversion Date and the Provisional Conversion Notice Date (such right of the Holders to convert their shares pursuant to this Section 10.1 being the “Cash Acquisition Conversion”) at the Cash Acquisition Conversion Rate (as adjusted pursuant to the definition of “Cash Acquisition Conversion Rate” and Section 14.3).
          10.2 Cash Acquisition Conversion Notice. On or before the twentieth day prior to the date on which the Issuer anticipates consummating the Cash Acquisition, a written notice (the “Cash Acquisition Conversion Notice”) shall be sent by or on behalf of the Issuer, by first-class mail, postage prepaid, to the Record Holders as they appear on the stock register of the Issuer. Such notice shall contain:
               (i) the date on which the Cash Acquisition is anticipated to be effected;
               (ii) whether Holders will have Cash Acquisition Conversion rights in connection with such Cash Acquisition, or whether the Issuer has made a Public Acquirer Election pursuant to Section 10.8 below;

               (iii) if Holders have Cash Acquisition Conversion rights in connection with such Cash Acquisition, the date, which shall be 15 days after the actual effective date of the Cash Acquisition, by which the Cash Acquisition Conversion right must be exercised;
               (iv) if Holders have Cash Acquisition Conversion rights in connection with such Cash Acquisition, the Cash Acquisition Conversion Rate applicable to such Cash Acquisition;
               (v) if Holders have Cash Acquisition Conversion rights in connection with such Cash Acquisition, whether the Issuer will elect to pay any amount payable pursuant to Section 10.3 below in shares of Common Stock, cash or a combination cash and Common Stock; and
               (vi) the instructions a Holder must follow to exercise the Cash Acquisition Conversion right, if any, in connection with such Cash Acquisition.
          10.3 Cash Acquisition Make-Whole Amount. Upon any conversion pursuant to Section 10.1, in addition to issuing the Holders shares of Common Stock at the Cash Acquisition Conversion Rate, the Issuer shall either,
               (a) pay the Holders in cash (i) an amount equal to any accrued, cumulated and unpaid dividends on the shares of Preferred Stock then outstanding, whether or not declared (other than previously declared dividends on the Preferred Stock payable to Record Holders as of a prior date), plus (ii) the present value of all remaining future dividend payments on the shares of Preferred Stock then outstanding through and including the Mandatory Conversion Date; provided that at such time the Corporation is then legally permitted to pay such dividends (the present value of the remaining future dividend payments will be computed using a discount rate equal to the Treasury Yield plus 8.65%), or
               (b) increase the number of shares of Common Stock issuable upon conversion of the Preferred Stock by an amount equal to (i) the amount set forth in Section 10.3(a) above, divided by (ii) the average of the Closing Prices for each of the 10 consecutive Trading Days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) ending on the effective date of the Cash Acquisition.
          10.4 Exercise of Cash Acquisition Conversion Right. To exercise a Cash Acquisition Conversion right, a Holder shall deliver to the Transfer Agent at its Corporate Trust Office, no earlier than 15 days prior to the anticipated effective date of the Cash Acquisition, and no later than 5:00 p.m., New York City time on or before the date by which the Cash Acquisition Conversion right must be exercised as specified in the notice, the certificate(s) (if such shares are held in certificated form) evidencing the shares of Preferred Stock with respect to which the Cash Acquisition Conversion right is being exercised, duly assigned or endorsed for transfer to the Issuer, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice to the Issuer stating the Holder’s intention to convert early in connection with the Cash Acquisition containing the information set forth in Section 8.2 and providing the Issuer with payment instructions.

          10.5 Reorganizations. If a Holder does not elect to exercise the Cash Acquisition Conversion right pursuant to this Section 10 in connection with a Reorganization Event, in lieu of shares of Common Stock, the Issuer shall deliver to such Holder on the Mandatory Conversion Date, the Provisional Conversion Date or an Early Conversion Date, such cash, securities and other property as determined in accordance with Section 14.5 hereof.
          10.6 Delivery. Upon a Cash Acquisition Conversion, the Transfer Agent shall, in accordance with the instructions provided by the Holder thereof in the written notice provided to the Issuer as set forth above, deliver to the Holder such cash and securities issuable upon such Cash Acquisition Conversion, together with payment in lieu of any fraction of a share, as provided herein. Such delivery shall take place upon, and only to the extent of, the consummation of such Cash Acquisition Conversion.
          10.7 Certificates. In the event that a Cash Acquisition Conversion is effected with respect to shares of Preferred Stock representing less than all the shares of Preferred Stock held by a Holder, upon such Cash Acquisition Conversion the Issuer shall execute and the Transfer Agent shall countersign and deliver to the Holder thereof, at the expense of the Issuer, a certificate evidencing the shares of Preferred Stock as to which Cash Acquisition Conversion was not effected.
          10.8 Public Acquirer Change of Control.
               (a) Public Acquirer Election. Notwithstanding anything to the contrary in this Section 10, in the event of a Cash Acquisition that constitutes a Public Acquirer Change of Control, the Issuer may, by delivery of notice pursuant to Section 10.2, elect to cause the Preferred Stock to be convertible into Acquirer Common Stock (the “Public Acquirer Election”). If the Issuer makes a Public Acquirer Election, Holders will not have the Cash Acquisition Conversion rights set forth above.
               (b) Adjustments to Fixed Conversion Rates. Immediately after the effective date of such Public Acquirer Change of Control, each Fixed Conversion Rate shall equal the product of,
               (i) such Fixed Conversion Rate in effect immediately prior to such effective date, multiplied by
               (ii) the average of the quotients obtained, for each Trading Day in the 10 consecutive Trading Day period commencing on the Trading Day next succeeding such effective date (the “Valuation Period”), by dividing,
                    (1) the Public Acquirer Acquisition Value on each such Trading Day in the Valuation Period, by
                    (2) the Closing Price of the Acquirer Common Stock on each such Trading Day in the Valuation Period.

11. Conversion Procedures.
          11.1 Conversion Date. Upon issuance and delivery to the Transfer Agent of certificates representing shares of the Common Stock to be delivered upon conversion of the shares of Preferred Stock on the Mandatory Conversion Date, the Early Conversion Date, the Provisional Conversion Date, or the Cash Acquisition Conversion Date (each, a “Conversion Date”), dividends on any shares of Preferred Stock converted to Common Stock shall cease to accrue and cumulate, and such shares of Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive any accrued, cumulated and unpaid dividends on such shares to which they are otherwise entitled pursuant to Section 7, 8, 9 or 10 hereof, as applicable.
          11.2 Record Holders. The Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the Record Holder(s) of such shares of Common Stock as of the close of business on the applicable Conversion Date. No allowance or adjustment, except as set forth in Section 14, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such effective date. Prior to such effective date, shares of Common Stock issuable upon conversion of any shares of Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Preferred Stock.
          11.3 Status of Converted Preferred Stock. Shares of Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Issuer, will resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance.
          11.4 Registration of Shares. In the event that a Holder of shares of Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or the address to which the certificate or certificates representing such shares and any related payment should be sent, the Issuer shall be entitled to register such shares, and make such payment, in the name of the Holder of such Preferred Stock as shown on the records of the Issuer and to send the certificate or certificates representing such shares and such payment to the address of such Holder shown on the records of the Issuer.
12. Reservation of Common Stock.
          12.1 Obligation to Reserve Shares. The Issuer shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Issuer, solely for issuance upon the conversion of shares of Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Preferred Stock then outstanding on the Mandatory Conversion Date, subject to the adjustments described in Section 14. For purposes of this Section 12.1, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
          12.2 Issuance of Treasury Shares. Notwithstanding the foregoing, the Issuer shall be entitled to deliver upon conversion of shares of Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Issuer (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
          12.3 Due Authorization. All shares of Common Stock delivered upon conversion of the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
          12.4 Compliance with Law. Prior to the delivery of any securities that the Issuer shall be obligated to deliver upon conversion of the Preferred Stock, the Issuer shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
          12.5 Listing. The Issuer hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Issuer will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Issuer to defer the listing of such Common Stock until the first conversion of Preferred Stock into Common Stock in accordance with the provisions hereof, the Issuer covenants to list such Common Stock issuable upon conversion of the Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
13. Fractional Shares.
          13.1 No Fractional Shares. No fractional shares of Common Stock will be issued as a result of any conversion of shares of Preferred Stock.
          13.2 Cash In Lieu of Fractional Shares. In lieu of any fractional share of Common Stock otherwise issuable on any Conversion Date, the Issuer shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of:
               (a) in the case of a conversion pursuant to Section 7 or Section 9 hereof or a Cash Acquisition Conversion pursuant to Section 10, the Current Market Price; or
               (b) in the case of an Early Conversion pursuant to Section 8 hereof, the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

          13.3 Aggregation. If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.
14. Anti-Dilution Adjustments to the Fixed Conversion Rates.
          14.1 Anti-Dilution Adjustments. Each Fixed Conversion Rate and the number of shares of Common Stock to be delivered upon conversion shall be subject to the following adjustments.
               (a) Stock Dividends and Distributions. In case the Issuer shall pay or make a dividend or other distribution on the Common Stock in shares of Common Stock, each Fixed Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution, shall be increased by dividing such Fixed Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this sub-section (a), the number of shares of Common Stock at the time outstanding shall not include shares held in the treasury of the Issuer but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Issuer will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Issuer.
               (b) Subdivisions, Splits and Combinations of the Common Stock. In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, each Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, such Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.
               (c) Issuance of Stock Purchase Rights. In case the Issuer shall issue rights or warrants to all holders of its Common Stock (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, each Fixed Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Fixed Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common

Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this clause (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Issuer but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Issuer shall not issue any such rights or warrants in respect of shares of Common Stock held in the treasury of the Issuer. Such increase shall be subsequently adjusted for any shares of Common Stock not so subscribed.
               (d) Debt or Asset Distribution.
               (i) In case the Issuer shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 14.1(a) or Section 14.1(b) hereof, any rights or warrants referred to in Section 14.1(c) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Issuer or any subsidiary of the Issuer, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in Section 14.1(d)(ii) below), each Fixed Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying such Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the date fixed for such determination and the denominator of which shall be such Current Market Price per share of the Common Stock less the then Fair Market Value of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution. In any case in which this clause (d)(i) is applicable, clause (d)(ii) of this Section 14.1 shall not be applicable.
               (ii) In the case of a Spin-Off each Fixed Conversion Rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying each Fixed Conversion Rate by a fraction, the numerator of which is the Current Market Price per share of the Common Stock plus the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price per share of the Common Stock. Any adjustment to the Conversion Rate under this clause (d)(ii) of this Section 14.1 will occur on the 15th Trading Day from, but excluding, the “ex-date” with respect to the Spin-Off.
               (e) Cash Distributions. In case the Issuer shall distribute cash to all holders of the Common Stock, immediately after the close of business on such date for determination each Fixed Conversion Rate will be adjusted by multiplying such Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the shareholders of the Issuer entitled to receive such distribution by a fraction, the numerator of which will be the Current Market Price of the Common Stock on the date fixed for such determination and the denominator of which will be the Current Market Price of the Common Stock on the date fixed for such determination minus the amount per share of such dividend or distribution; provided, that no adjustment will be made to either Fixed Conversion Rate for (i) any cash that is distributed in a Reorganization Event to which Section 14.5 applies or as part of a distribution referred to in paragraph (d) of this Section 14.1, (ii) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Issuer, or (iii) any consideration payable in connection with a tender or exchange offer made by the Issuer or any subsidiary of the Issuer.
               (f) Self Tender Offers and Exchange Offers. In case a tender or exchange offer made by the Issuer or any subsidiary of the Issuer for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to shareholders (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below in this Section)) of an aggregate consideration per share of Common Stock having a Fair Market Value that exceeds the Current Market Price per share of the Common Stock on the seventh Trading Day next succeeding the last date on which (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as it may be amended), then, and in each such case, immediately prior to the opening of business on the eighth Trading Day after the date of the Expiration Time, each Fixed Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing such Fixed Conversion Rate in effect immediately prior to the opening of business on the eighth Trading Day after the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Current Market Price per share of the Common Stock on the seventh Trading Day after the Expiration Time and (II) the number of shares of Common Stock outstanding (including any shares validly tendered and not withdrawn) at the Expiration Time less (y) the amount of cash plus the Fair Market Value of the aggregate consideration payable to shareholders in the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Current Market Price per share of the Common Stock on the seventh Trading Day after the Expiration Time and (y) the number of shares of Common Stock outstanding (including any shares validly tendered and not withdrawn) as of the Expiration Time less the number of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”).
               (g) Rights Plans. To the extent that the Issuer has a rights plan in effect on any Conversion Date, upon conversion of any Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case each Fixed Conversion Rate will be adjusted at the time of separation of such rights as if the Issuer made a distribution to all holders of the Common Stock as described in clause (d)(i) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
          14.2 Adjustment for Tax Reasons. The Issuer may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 14, if the Board deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.
          14.3 Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price, and Cash Acquisition Stock Price.
               (a) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. Prior to December 15, 2008, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the earlier of Mandatory Conversion Date and the date on which the Issuer consummates a Cash Acquisition, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
               (b) If an adjustment is made to the Conversion Rate pursuant to Sections 14.1(a), 14.1(b), 14.1(c), 14.1(d), 14.1(e), 14.1(f), 14.2, or 10.8(b), an inversely proportional adjustment shall be made to the Threshold Appreciation Price and the Initial Price for purposes of determining which of clauses (a), (b) and (c) of Section 7.2 will apply on the Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be the Conversion Rate immediately after such adjustment pursuant to Sections 14.1(a), 14.1(b), 14.1(c), 14.1(d), 14.1(e), 14.1(f), 14.2, or 10.8(b) and the denominator of which shall be the Conversion Rate immediately before such adjustment; provided, that if such adjustment to the Conversion Rate is required to be made pursuant to the occurrence of any of the events contemplated by Sections 14.1(a), 14.1(b), 14.1(c), 14.1(d), 14.1(e), 14.1(f), 14.2, or 10.8(b) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the Conversion Rate.
               (c) If an adjustment is made to the Minimum Conversion Rate pursuant to Sections 14.1(a), 14.1(b), 14.1(c), 14.1(d), 14.1(e), 14.1(f), 14.2, or 10.8(b), a proportional adjustment shall be made to each Cash Acquisition Stock Price set forth in the table included in the definition of “Cash Acquisition Conversion Rate.” Such adjustment shall be made by multiplying each Cash Acquisition Stock Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment.
               (d) No adjustment to the Conversion Rate need be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Preferred Stock. The applicable Conversion Rate shall not be adjusted:
               (i) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
               (ii) upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Issuer or any of its subsidiaries;
               (iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Preferred Stock were first issued;
               (iv) for a change in the par value or no par value of the Common Stock; or
               (v) for accrued, cumulated and unpaid dividends.
          The Issuer shall have the power to resolve any ambiguity or correct any error in this Section 14 and its action in so doing, as evidenced by a resolution of the Board, or a duly authorized committee thereof, shall be final and conclusive.
          14.4 Notice of Adjustment. Whenever a Fixed Conversion Rate or the Cash Acquisition Conversion Rate is to be adjusted, the Issuer shall:
               (a) compute such adjusted Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based;
               (b) as soon as practicable following the occurrence of an event that requires an adjustment to a Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, or if the Issuer is not aware of such occurrence, as soon as practicable after becoming so aware, provide, or cause to be provided, a written notice to the Holders of the Preferred Stock of the occurrence of such event; and

               (c) as soon as practicable following the determination of a revised Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, provide, or cause to be provided, a written statement to the Holders of the Preferred Stock setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rate was determined and setting forth such revised Fixed Conversion Rate.
          14.5 Reorganization Events. Subject to Section 10, in the event of:
               (a) any consolidation or merger of the Issuer with or into another Person (other than a merger or consolidation in which the Issuer is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Issuer or another Person);
               (b) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Issuer;
               (c) any reclassification of Common Stock into securities including securities other than Common Stock; or
               (d) any statutory exchange of securities of the Issuer with another Person (other than in connection with a merger or acquisition);
          (any such event specified in this Section 14.5, a “Reorganization Event”) each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distribution thereon which have a record date that is prior to the Conversion Date) per share of Common Stock (the “Exchange Property”) by a holder of Common Stock that (1) is not a Person with which the Issuer consolidated or into which the Issuer merged or which merged into the Issuer or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Issuer and non-Affiliates, and (2) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall have been exercised (an “Electing Share”), then, for the purpose of this Section 14.5 the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Electing Shares). The amount of Exchange Property receivable upon conversion of any Preferred Stock in accordance with Section 7, 8 or 9 hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date. The applicable Conversion Rate shall be (x) the Minimum Conversion Rate, in the case of an Early Conversion Date or a Provisional Conversion Date, and (y) determined based upon the definition of Conversion Rate set forth in Section 7 and the Applicable Market Value at such time, in the case of the Mandatory Conversion Date. The Board, if it finds it appropriate and equitable, may make corresponding changes to the Fixed Conversion Rates, the initial Price and Threshold Appreciation Price.
          For purposes of this Section 14.5, “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash, and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by the Board, whose determination shall be final and conclusive. For purposes of this Section 14.5, the term “Closing Price” shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 14.5, references to Common Stock in the definition of “Trading Day” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.
          The above provisions of this Section 14.5 shall similarly apply to successive Reorganization Events and the provisions of Section 14 shall apply to any shares of capital stock of the Issuer (or any successor) received by the holders of Common Stock in any such Reorganization Event.
          The Issuer (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 14.5.
          14.6 Adjustments of Liquidation Preference and Dividend Rate. The Liquidation Preference and the annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Preferred Stock. Such adjustments shall be determined in good faith by the Board and submitted by the Board to the Transfer Agent.
15. Replacement Stock Certificates.
          15.1 Mutilated, Lost, Stolen and Destroyed Certificates. If physical certificates are issued, and any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Issuer shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Issuer and the Transfer Agent.
          15.2 Delivery After Conversion. The Issuer is not required to issue any certificates representing the Preferred Stock on or after the Mandatory Conversion Date or any Provisional Conversion Date. In lieu of the delivery of a replacement certificate following the

Mandatory Conversion Date or any Provisional Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock issuable pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.
16. Transfer Agent, Registrar and Paying Agent.
          The duly appointed Transfer Agent, Registrar and Paying Agent for the Preferred Stock shall be The Bank of New York. The Issuer may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Issuer and the Transfer Agent; provided that the Issuer shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Issuer shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Preferred Stock.
17. Form.
          17.1 Global Shares. Preferred Stock shall be issued in the form of one or more permanent global shares of Preferred Stock in definitive, fully registered form with the global legend (the “Global Shares Legend”), as set forth on the form of Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). The Global Preferred Share shall be deposited on behalf of the holders of the Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for DTC or a Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 17.1 shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Issuer shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Issuer, the Registrar and any agent of the Issuer or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Registrar or any agent of the Issuer or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Preferred Shares, this Certificate of Designations or the Certificate of Incorporation. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Share and the Issuer does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Issuer does not appoint a qualified replacement for the Depositary within 90 days or (z) the Issuer decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Share shall be exchanged in whole for definitive shares of Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar.
          17.2 Execution of Global Preferred Share. An Officer shall sign the Global Preferred Share for the Issuer, in accordance with the Issuer’s bylaws and applicable law, by manual or facsimile signature.
          If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.
          A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.
18. Miscellaneous.
          18.1 Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Issuer, to its office at 211 Carnegie Center, Princeton, NJ 08540 (Attention: the Secretary) or to the Transfer Agent at its Corporate Trust Office, or other agent of the Issuer designated as permitted by this Certificate of Designations, or (ii) if to any Holder of the Preferred Stock or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Issuer (which may include the records of any transfer agent for the Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Issuer or any such Holder, as the case may be, shall have designated by notice similarly given.
          18.2 Taxes. The Issuer shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto or certificates representing such shares or securities. The Issuer shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Issuer the amount of any such tax or has established, to the satisfaction of the Issuer, that such tax has been paid or is not payable.
19. Definitions.
          Unless otherwise defined herein, capitalized terms used in this Certificate of Designations shall have the following meanings:
          “Affiliate” shall have the meaning given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.
          “Agent Members” shall have the meaning set forth in Section 17.1 hereof.
          “Applicable Market Value” means the average of the Closing Prices per share of the Common Stock on each of the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Mandatory Conversion Date.
          “Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors, as amended from time to time.
          “Board” means the Board of Directors of the Issuer.
          “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.
          “Cash Acquisition” means the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of the Issuer, or any sale, lease or other transfer of the consolidated assets of the Issuer and its subsidiaries) or a series of related transaction or events pursuant to which all or substantially all of the Issuer’s Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of which consists of cash or securities or other property that are not, or upon issuance will not be, traded on the New York Stock Exchange or quoted on the Nasdaq National Market.
          “Cash Acquisition Conversion” shall have the meaning set forth in Section 10.1 hereof.
          “Cash Acquisition Conversion Date” means the effective date of any early conversion of Preferred Stock pursuant to Section 10 hereof.
          “Cash Acquisition Conversion Notice” shall have the meaning set forth in Section 10.2 hereof.

          “Cash Acquisition Conversion Rate” means the Conversion Rate set forth in the table below for the applicable effective date of the Cash Acquisition and the applicable Cash Acquisition Stock Price on such effective date (as such Cash Acquisition Stock Prices are adjusted pursuant to Section 14 hereof):

Stock Price on Effective Date
Date	$35.00	$40.00	$45.00	$48.75	$55.00	$60.45	$70.00	$80.00	$100.00	$125.00	$150.00
1/25/2006	4.5630	4.4614	4.3776	4.3263	4.2603	4.2189	4.1724	4.1464	4.1272	4.1239	4.1251
3/15/2007	4.7351	4.6098	4.4967	4.4237	4.3267	4.2649	4.1961	4.1590	4.1333	4.1287	4.1292
3/15/2008	4.9471	4.8153	4.6671	4.5595	4.4066	4.3079	4.2044	4.1572	4.1338	4.1319	4.1324
3/16/2009	5.1282	5.1282	5.1282	5.1282	4.5455	4.1356	4.1356	4.1356	4.1356	4.1356	4.1356
          If the Cash Acquisition Stock Price is in excess of the highest Cash Acquisition Stock Price set forth in the table above (as such amount is adjusted from time to time), then the Cash Acquisition Conversion Rate will be the Minimum Conversion Rate. If the Cash Acquisition Stock Price is less than the lowest Cash Acquisition Stock Price set forth in the table above (as such amount is adjusted from time to time), then the Cash Acquisition Conversion Rate will be the Maximum Conversion Rate (as such amount is adjusted from time to time).
          If the effective date falls between the dates set forth under the heading “Effective Date of Cash Acquisition” in the table above, or if the Cash Acquisition Stock Price falls between two amounts set forth in the table above the Cash Acquisition Conversion Rate will be determined by straight-line interpolation between the Cash Acquisition Conversion Rates set forth for the higher and lower Cash Acquisition Stock Prices and effective dates, as applicable, based on a 365 day year.
          “Cash Acquisition Stock Price” means the consideration paid per share of Common Stock in a Cash Acquisition. If such consideration consists only of cash, the Cash Acquisition Stock Price shall equal the amount of cash paid per share. If such consideration consists of any property other than cash, the Cash Acquisition Stock Price shall be the average Closing Price per share of our Common Stock on the 10 Trading Days up to, but not including, the effective date of the Cash Acquisition.
          “Certificate of Designations” means this Certificate of Designations of the Certificate of Incorporation dated January 26, 2006.
          “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Issuer, as amended.
          “Closing Price” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Stock, Acquirer Common Stock, or any securities distributed in a Spin-Off, as the case may be, on the New York Stock Exchange on that date. If the Common Stock or any such securities distributed in a Spin-Off, as the case may be, is not then traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such securities is so listed or quoted, or if the Common Stock or such securities is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for the Common Stock or such securities is so reported, the last quoted bid price for the Common Stock or such securities in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market price of the Common Stock or such securities on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Issuer.
          “Common Stock” means the Issuer’s Common Stock, par value $0.01 per share, as the same exists at the date of filing of this Certificate of Designations relating to the Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. However, subject to the provisions of Section 10 and Section 14.5, shares of Common Stock issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Common Stock of the Issuer at the date of the filing of this Certificate of Designations with the Secretary of State of the State of Delaware or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Issuer and which are not subject to redemption by the Issuer; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.
          “Conversion Date” shall have the meaning set forth in Section 11.1 hereof.
          “Conversion Rate” shall have the meaning set forth in Section 7.2 hereof.
          “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.
          “Current Market Price” per share of Common Stock on any date means the average of the daily Closing Prices for the five consecutive Trading Days preceding the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. The term “ex date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades without the right to receive the issuance or distribution. For the purposes of determining the adjustment to the Conversion Rate for the purposes of Section 14.1(d)(ii) hereof the Current Market Price per share of Common Stock means the average of the Closing Prices over the first ten Trading Days commencing on and including the fifth Trading Day following the “ex-date” for such distribution.
          “Depositary” means DTC or its nominee or any successor appointed by the Issuer.

          “Dividend Payment Date” means (i) the 15th calendar day of March, June, September and December of each year, or the following Business Day if such day is not a Business Day, prior to the Mandatory Conversion Date and (ii) the Mandatory Conversion Date.
          “Dividend Period” means the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, on the first date of issuance of the Preferred Stock.
          “DTC” means The Depository Trust Company.
          “Early Conversion” shall have the meaning set forth in Section 8.1 hereof.
          “Early Conversion Date” means the effective date of any early conversion of Preferred Stock pursuant to Section 8 hereof.
          “Electing Share” shall have the meaning set forth in Section 14.5 hereof.
          “Exchange Property” shall have the meaning set forth in Section 14.5 hereof.
          “Fair Market Value” means (a) in the case of any Spin-Off, the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock as of the fifteenth Trading Day after the “ex-date” for such Spin-Off, and (b) in all other cases the fair market value as determined in good faith by the Board, whose determination shall be conclusive and described in a resolution of the Board.
          “Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.
          “Global Preferred Share” shall have the meaning set forth in Section 17.1 hereof.
          “Global Shares Legend” shall have the meaning set forth in Section 17.1 hereof.
          “Holder” means the Person in whose name the shares of the Preferred Stock are registered, which may be treated by the Issuer and the Transfer Agent as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
          “Issuer” means NRG Energy, Inc., a Delaware corporation.
          “Initial Price” shall have the meaning set forth in Section 7.2 hereof.
          “Junior Securities” shall have the meaning set forth in Section 4.1(a) hereof.
          “Liquidation Preference” means, as to the Preferred Stock, $250 per share.
          “Mandatory Conversion Date” means March 16, 2009.

          “Maximum Conversion Rate” shall have the meaning set forth in Section 7.2(c) hereof.
          “Minimum Conversion Rate” shall have the meaning set forth in Section 7.2(a) hereof.
          “Officer” means the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer, or the Secretary of the Issuer.
          “Officer’s Certificate” means a certificate of the Issuer, signed by any duly authorized Officer of the Issuer.
          “Parity Securities” shall have the meaning set forth in Section 4.1(b) hereof.
          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          “Preferred Stock” means the Issuer’s 5.750% Mandatory Convertible Preferred Stock.
          “Preferred Stock Director” shall have the meaning set forth in Section 5.3(a) hereof.
          “Provisional Conversion Date” means the date fixed for conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 9 above unless the Issuer shall default in the cash payment of (1) an amount equal to any accrued, cumulated and unpaid dividends on the shares of Preferred Stock then outstanding, whether or not declared (other than previously declared dividends on the Preferred Stock payable to Record Holders as of a prior date), plus (2) the present value of all remaining future dividend payments on the shares of Preferred Stock then outstanding, through and including the Mandatory Conversion Date, in each case, when the Issuer is legally permitted to and makes such payment.
          “Provisional Conversion Notice” shall have the meaning set forth in Section 9.2 hereof.
          “Provisional Conversion Notice Date” shall have the meaning set forth in Section 9.1 hereof.
          “Public Acquirer Acquisition Value” means, for each Trading Day in the Valuation Period, the value of the consideration paid per share of Common Stock in connection with a Public Acquirer Change of Control, which shall equal (a) the face amount of cash included in such consideration, (b) the Closing Price of such Acquirer Common Stock on each such Trading Day, and (c) the fair market value of any other security, asset or property on each such Trading Day, as determined by two independent nationally recognized investment banks selected by the Transfer Agent for such purpose. If the kind or amount of securities, cash and other property receivable upon such Public Acquirer Change of Control is not the same for each share of Common Stock held immediately prior to such Public Acquirer Change of Control by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall have been exercised, then the kind and amount of securities, cash and other property receivable upon such Public Acquirer Change of Control by each Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Electing Shares.
          “Public Acquirer Change of Control” means a Cash Acquisition in which the Person acquiring a majority of the Issuer’s Common Stock or the Person formed by or surviving such Cash Acquisition, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such Person’s capital stock that are entitled to vote generally in the election of directors, but in each case other than the Issuer, has a class of common stock traded on the New York Stock Exchange or quoted on the Nasdaq national Market (such class of common stock, the “Acquirer Common Stock”).
          “Public Acquirer Election” shall have the meaning set forth in Section 10.8 hereof.
          “Purchased Shares” shall have the meaning set forth in Section 14.1(f) hereof.
          “Record Date” means the later of (i) the 1st calendar day (or the following Business Day if the 1st calendar day is not a Business Day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the day on which the Board, or an authorized committee of the Board, declares the dividend payable pursuant to Section 2.4.
          “Record Holder” means each Holder of record of the Preferred Stock as it appears on the stock register of the Issuer at the close of business on a Record Date.
          “Reorganization Event” shall have the meaning set forth in Section 14.5 hereof.
          “Senior Securities” shall have the meaning set forth in Section 4.1(c) hereof.
          “Spin-Off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Issuer.
          “Threshold Appreciation Price” shall have the meaning set forth in Section 7.2(a) hereof.
          “Trading Day” means a day on which the Common Stock:
               (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
               (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

          “Transfer Agent” means The Bank of New York acting as transfer agent, registrar and paying agent for the Preferred Stock, and its successors and assigns.
          “Treasury Yield” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Provisional Conversion Date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to the Mandatory Conversion Date; provided, however, that if the then remaining term to the Mandatory Conversion Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term to the Mandatory Conversion Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.
          “Valuation Period” shall have the meaning set forth in Section 10.8 hereof.

          IN WITNESS WHEREOF, the Issuer has caused this Certificate of Designations to be duly executed by the undersigned this 26th day of January, 2006.

NRG ENERGY, INC.
By:	/s/ George P. Schaefer
	Name:	George P. Schaefer
	Title:	Vice President and Treasurer

EXHIBIT A
FORM OF 5.750% MANDATORY CONVERTIBLE PREFERRED STOCK
SEE REVERSE
FOR LEGEND
Number: [•]

[_]% Mandatory Convertible Preferred Stock	[•] Shares

NRG ENERGY, INC.	CUSIP NO.: 629377870

FACE OF SECURITY
          This certifies that Cede & Co. is the owner of fully paid and non-assessable shares of the 5.750% Mandatory Convertible Preferred Stock, par value $.01 each of NRG Energy, Inc. (hereinafter called the Issuer), transferable on the books of the Issuer by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation of the Issuer and all amendments thereto (copies of which are on file at the office of the Transfer Agent) to all of which the holder of this Certificate by acceptance hereof assents. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.
          Witness the facsimile seal of the Issuer and the facsimile signatures of its duly authorized officers.

Dated	Countersigned and Registered
[ ]
Transfer Agent and Registrar

By

	Authorized Signature	Secretary	Chairman and Chief
Executive Officer

REVERSE OF SECURITY
NRG ENERGY, INC.
     The shares of 5.750% Mandatory Convertible Preferred Stock (the “Preferred Stock”) will automatically convert on March 16, 2009 into a number of common stock, par value $0.01 per share, of the Issuer (the “Common Stock”) as provided in the Certificate of Designations of the Issuer relating to the Preferred Stock (the “Certificate of Designations”). The shares of the Preferred Stock are also convertible at the option of either the holder or the Issuer, respectively, into Common Shares at any time prior to March 16, 2009 as provided in the Certificate of Designations. The preceding description is qualified in its entirety by reference to the Certificate of Designations, a copy of which will be furnished by the Issuer to any shareholder without charge upon request addressed to the Secretary of the Issuer at its principal office in Princeton, New Jersey, or to the Transfer Agent named on the face of this certificate.
          The Issuer will furnish to any shareholders, upon request, and without charge, a full statement of the designations, relative rights, preferences and limitations of the shares of each class and series authorized to be issued so far as the same have been determined and of the authority of the Board to divide the shares into classes or series and to determine and change the relative rights, preferences and limitations of any class or series. Any such request should be addressed to the Secretary of the Issuer at its principal office in Princeton, New Jersey, or to the Transfer Agent named on the face of this certificate.
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
          TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

ASSIGNMENT
For value received,                                         hereby sell, assign and transfer unto
Please Insert Social Security or
Other Identifying Number of Assignee

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said stock on the books of the within named Issuer with full power of substitution in the premises.

Dated

NOTICE:	The Signature to this Assignment Must Correspond with the Name As Written Upon the Face of the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatever.
SIGNATURE GUARANTEED

(Signature Must Be Guaranteed by a Member
of a Medallion Signature Program)